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                            CONSENT OF FINANCIAL ADVISOR


We consent to the use of our fairness opinion letter dated August 19, 1998 and the update to be dated as of the date of the Prospectus/Proxy Statement forming a part of the Registration Statement on Form S-4 filed by First Merchants Corporation in connection with the proposed merger of Jay Financial Corporation to be included in such Prospectus/Proxy Statement, subject to the issuance of such opinion by us. We further consent to the references to our fairness opinion letter and the analysis conducted by us and the use of our name in such Proxy Statement/Prospectus in conjunction therewith.







PROFESSIONAL BANK SERVICES, INC.
Louisville, Kentucky
December 28, 1998



                                     Ex. 23(e)-1